Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

KTC/AMG HOLDINGS CORP.

Under Section 102 of the

General Corporation Law

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:                                           The name of the corporation is KTC/AMG HOLDINGS CORP.

SECOND:                            The address of the registered office of the corporation in the State of Delaware shall be 15 East North Street, County of Kent. The name of the registered agent at such address is the United Corporate Services, Inc.

THIRD:                                       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:                           The total number of shares of all classes of stock which the corporation has authority to issue is one hundred (100) shares of common stock, par value $0.01 per share.

FIFTH:                                          The name and mailing address of the incorporator is Theresa Alto, Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, 10103-3198.

SIXTH:                                        The corporation is to have perpetual existence.

SEVENTH:                      Except as provided in this Certificate of Incorporation and in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-laws of the corporation.

EIGHTH:                                Meetings of stockholders may be held within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws. The books of the corporation may be kept (subject to any provision of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the corporation. Election of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/25/2001
010040262 - 3348399

NINTH:                                      The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

TENTH:                                    A director of this corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

I, THE UNDERSIGNED, being the sole incorporator as named above, for the purpose of forming a corporation pursuant to the DGCL, make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25 day of January, 2001.

/s/ Theresa Alto
Theresa Alto, Incorporator

2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/27/2001
010203033 - 3348399

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KTC/AMG HOLDINGS CORP.

* * * * *

KTC/AMG Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

FIRST:                                           That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting, duly adopted resolutions proposing an amendment to the Certificate of Incorporation, declaring said amendment to be advisable and calling for the consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that it is proposed and declared advisable that Article Fourth of the Certificate of Incorporation of the Corporation be amended and restated to read in its entirely as follows:

“FOURTH:                                     The total number of shares of all classes of stock which the Corporation has authority to issue is seven million sixty thousand (7,060,000) shares, of which (a) seven million (7,000,000) shares shall be designated as Common Stock, par value $.0001 per share (the “Common Stock”), and (b) sixty thousand (60,000) shares shall be designated as Preferred Stock, par value $.001 per share (the “Preferred Stock”), which Preferred Stock shall have such designations as may be authorized by the Board of Directors from time to time.

The Board of Directors is hereby authorized, subject to the provisions contained in this Article Fourth, to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the Corporation upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and shall have such designations as may be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the designations and any of the preferences or rights of the shares of the series so established to the full extent allowable by law except insofar as such designations, preferences or rights are fixed herein. Such authorization in the Board of Directors shall expressly include the authority to fix and determine the designations, preferences or rights of such shares in all respects including, without limitation, the following:

1.                                       the rate of dividend;

2.                                       whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

3.                                       the amount payable upon shares in the event of dissolution, voluntary or involuntary liquidation or winding up of the affairs of the Corporation;

4.                                       purchase, retirement or sinking fund provisions, if any, for the call, redemption or purchase of shares;

5.                                       the terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

6.                                       whether or not shares have voting rights, and the extent of such voting rights, if any; and

7.                                       whether shares shall be cumulative, noncumulative, or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

COMMON STOCK

Section 1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to the rights of the Preferred Stock, if any.

Section 2. Dividends. Subject to the rights of the Preferred Stock, if any, dividends may be paid on the Common Stock as and when declared by the Board of Directors out of funds legally available therefor.

Section 3. Liquidation Rights. Subject to the prior and superior rights of the Preferred Stock, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed in accordance with this Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation any supplement effected pursuant to a certificate of designations, setting forth such prior and superior rights.

Section 4. Merger, Consolidation. Sale of Assets. Any (i) merger or consolidation of the Corporation with or into another entity in which the Corporation shall not survive (other than a mere reincorporation transaction), or (ii) any acquisition of the Corporation by another person(s) or entity(ies) in one transaction or a series of related transactions the result of which is that the holders of the outstanding capital stock of the Corporation prior to such transaction or series of transactions own less than a majority of the voting securities of the Corporation immediately following such transaction or series of transactions, or (iii) the sale or transfer of all or substantially all of the assets of the Corporation to another entity, or (iv) a merger or consolidation in which the Corporation is the survivor but its Common Stock is exchanged for stock, securities or property of another entity shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holder of Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Section 3 of this Article Fourth.”

SECOND:                       That thereafter, pursuant to a resolution of the Board of Directors, the holders of a majority of the outstanding shares of capital stock of the Corporation consented in writing to the proposed amendment in accordance with the provisions of Section 228 of the GCL and written notice has been given to stockholders who did not consent to such amendment in accordance with said Section 228.

THIRD:                                  That the aforesaid amendment to the Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the GCL pursuant to the written consent provisions of Section 228 of the GCL.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.

Dated: April 27 2001

KTC/AMG HOLDINGS CORP.

By:	/s/ Dennis A. Nash
Name:	Dennis A. Nash
Title:	President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 04/27/2001
010203302 - 3348399

CERTIFICATE OF THE DESIGNATIONS,

POWERS, PREFERENCES AND RIGHTS

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Per Share),

SERIES B CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Per Share),

SERIES C CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Pet Share)

AND

SERIES D CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Per Share)

OF

KTC/AMG HOLDINGS CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

KTC/AMG Holdings Corp., a corporation organised and existing under the General Corporation Law of the State of Delaware (the “Corporation”), by its President and Secretary,

DOES HEREBY CERTIFY:

FIRST: That, pursuant to authority expressly vested in the Board of Directors of said corporation by the provisions of its Certificate of Incorporation, the said Board of Directors duly adopted the following resolution providing for the designation of three thousand three hundred fifty two (3,352) shares of the Corporation’s Series A Convertible Preferred Stock, $.001 par value, forty thousand (40,000) shares of the Corporation’s Series B Convertible Preferred Stock, $.001 par value, one thousand two hundred eighty (1,280) shares of the Corporation’s Series C Convertible Preferred Stock, $001 par value, and eight thousand (8,000) shares of the Corporation’s Series D Convertible Preferred Stock, $.001 par value;

RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue from time to time of four series of Preferred Stock of the Corporation and the designations, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Certificate of Incorporation, to be in their entirety as follows:

Section 1. Number of Shares and Designation. Three thousand three hundred fifty two (3,352) shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a Series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). Forty thousand (40,000) shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). One thousand two hundred eighty (1,280) shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). Eight thousand (8,000) shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a Series of preferred stock of the Corporation designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock,” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Founders’ Preferred Stock”). The Founders’ Preferred Stock and the Series C Preferred Stock shall be collectively referred to as the “Preferred Stock”).

Liquidation Amount. The Liquidation Amount of the Series A Preferred Stock shall be $865.15 per share. The Liquidation Amount of the Series B Preferred Stock shall be $1,000.00 per share. The Liquidation Amount of the Series C Preferred Stock shall he an amount per share equal to the lesser of (i) $1,172.00 or (ii) the quotient determined by dividing (x) 14.86% of the remaining amount, if any, available for distribution after payment of the respective liquidation amounts in respect of the Founders’ Preferred Stock by (y) the number of shares of Series C Preferred Stock then outstanding. The Liquidation Amount of the Series D Preferred Stock shall be $853.46 per share.

Conversion. Holders of Preferred Stock shall have conversion rights as specified in Section 4. The Conversion Price of the Series A Preferred Stock shall be $8.6515 per share, subject to adjustment as hereinafter provided.  The Conversion Price of the Series B Preferred Stock shall be $10.00 per share, subject to adjustment as hereinafter provided. The Conversion Price of the Series C Preferred Stock shall be $11.72 per share, subject to adjustment as hereinafter provided. The Conversion Price of the Series D Preferred Stock shall be $8.5346 per share, subject to adjustment as hereinafter provided.

Section 2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Series A Preferred Stock and Series B Preferred Stock (together, the “Senior Preferred Stock”) outstanding on the date of such liquidation, dissolution or winding up of the affairs of the Corporation shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series C Preferred Stock, the Series D Preferred Stock and the Common Stock, or any other class of capital stock of the Corporation, by reason of their ownership thereof, and each holder of each share of Series D Preferred Stock outstanding on the date of such liquidation, dissolution or winding up of the affairs of the Corporation shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series C Preferred Stock and the Common Stock, or any other class of capital stock of the Corporation (other than the Senior Preferred Stock), by reason of their ownership thereof, an amount equal to the Liquidation Amount applicable to such shares.

All of the preferential amounts to be paid to the holders of the Senior Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Series C Preferred Stock, the Series D Preferred Stock and the Common Stock or any other class of capital stock in connection with such liquidation, dissolution or winding up. All of the preferential amounts to be paid to the holders of the Series D Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, (a) the holders of the Series C Preferred Stock and the Common Stock or any other class of capital stock in connection with such liquidation, dissolution or winding up, and (b) the holders of the Preferred Stock in respect of declared but unpaid dividends on the Preferred Stock and the holders of the Common Stock or any other class of capital stock (other than the Senior Preferred Stock) in connection with such liquidation, dissolution or winding up. After the payment or the setting apart for payment to the holders of the Preferred

Stock of the preferential amounts so payable to them and the preferential amounts payable to any other classes of capital stock, the holders of the Preferred Stock shall be entitled to receive (i) any declared but unpaid dividends, pro rata in proportion to the full amount of dividends each such holder is entitled to receive, and (ii) thereafter pro rata with the Common Stock, as if the Preferred Stock is converted into the number of shares of Common Stock into which the Preferred stock is then convertible pursuant to Section 4(a), all remaining assets of the Corporation. If the assets or surplus funds to be distributed to the holders of the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed first ratably among the holders of the Senior Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive, and if any amounts remain thereafter, they shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

Section 3.                                            Merger, Consolidation, Sale of Assets. Any (i) merger or consolidation of the Corporation with or into another entity in which the Corporation shall not survive (other than a mere reincorporation transaction), or (ii) any acquisition of the Corporation by another person(s) or entity(ies) in one transaction or a series of related transactions the result of which is that the holders of the outstanding capital stock of the Corporation prior to such transaction or series of transactions own less than a majority of the voting securities of the Corporation immediately following such transaction or series of transactions, or (iii) the sale or transfer of all or substantially all of the assets (including the outstanding stock of the Corporation’s subsidiaries) of the Corporation to another entity, or (iv) a merger or consolidation in which the Corporation is the survivor but its Common Stock is exchanged for stock, securities or property of another entity shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holder of Preferred Stock to receive at the closing, in cash, securities or other property, amounts as specified in Section 2.

Section 4. Conversion into Common Stock. The holder of any shares of the Preferred Stock shall have conversion rights as follows:

(a)                                  Right to Convert. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and non assessable shares of Common Stock as is determined by dividing the Liquidation Amount for such series of Preferred Stock by the Conversion Price with respect to such shares, adjusted as provided in this Section 4, in effect at the time of conversion. In addition to the foregoing, at the option of the holder of shares of Preferred Stock, simultaneously with the conversion of any shares of Preferred Stock, any or all declared but unpaid dividends through the conversion date on such shares may be converted into such number of fully paid and non assessable shares of Common Stock as is determined by dividing the aggregate amount of declared but unpaid dividends through the conversion date to be converted by the Conversion Price for such shares, determined as provided in this Section 4, in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock without the payment of any additional consideration by the holder thereof shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Preferred Stock (and, at the option of holders of shares of Preferred Stock, the declared but unpaid dividends thereon) is convertible, as provided in this Section 4.

(b)                                 Automatic Conversion Each share of Preferred Stock shall, without any required on the part of any holder of Preferred Stock, automatically be converted into that number of shares of Common Stock as is equal to the sum of (i) the number of shares of Common Stock as is determined by dividing the applicable Liquidation Amount by the IPO Price (as hereinafter defined) and (ii) the number of shares of Common Stock as is determined by dividing the applicable Liquidation Amount by the then effective Conversion Price upon the closing of a firm commitment underwritten public offering, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, which results in (i) gross proceeds (before underwriting discounts and commissions) to the Corporation of at least $25,000,000 from purchasers thereunder which are not affiliates of the Corporation, (ii) an aggregate valuation of all the outstanding shares of the Corporation’s Common Stock (on a fully diluted basis) immediately prior to consummation of the offering of at least $75,000,000, and (iii) each holder of Founders, Preferred Stock receiving, upon conversion of such Preferred Stock in connection with such offering, a number of shares of Common Stock (exclusive, of shares of Common Stock representing dividends which are converted into Common Stock) having a value, based on the IPO Price, of at least twice the aggregate Liquidation Amount of such holder’s Preferred Stock (a “Qualifying Public Offering”). For purposes hereof, the term “IPO Price” shall mean the public offering price of the Common Stock in a Qualifying Public Offering before underwriting discounts and commissions. In the event of a Qualifying Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not he deemed to have converted that Preferred Stock until immediately prior to the closing of such offering. Each person who holds of record Preferred Stock immediately prior to such automatic conversion shall be entitled to all dividends that may have been declared prior to the time of the automatic conversion, but have not been paid on the Preferred Stock, pursuant to Section 6. Such dividends (other than dividends that such person has elected to convert into shares of Common Stock pursuant to Section 4(a)), shall be paid to all such holders within thirty (30) days of the automatic conversion effected pursuant to this Section 4(b),

(c)                                  Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would Otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fail market value of the Common Stock as determined by the Board of Directors in good faith. Before any holder of Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall, in the case of conversion pursuant to Section 4(a) hereof, give written notice to the Corporation at such office that such holder elects to convert the same and whether or not such holder elects to have any or all declared but unpaid dividends on such shares converted into shares of Common Stock, and shall state therein such holder’s name or the name or names of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that the failure to surrender a certificate representing Preferred Stock following an automatic conversion pursuant to Section 4(b) hereof shall not in any manner affect the conversion of such Preferred Stock, and following such automatic conversion such person shall only have rights as a holder of Common Stock regardless of whether such holder has surrendered shares of Preferred Stock. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Preferred Stock, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates fix the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and, to the extent the holder shall not have elected to have declared but unpaid dividends converted into shares of Common Stock, cash in payment of declared dividends on the shares of Preferred Stock converted through the date of conversion, and a certificate or certificates for such shares of Preferred Stock as were represented by the certificates surrendered and not converted. Voluntary conversions pursuant to Section 4(a) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Automatic conversions pursuant to Section 4(b) shall the deemed to have been made on the date and at the time specified in Section 4(b) and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as record holder of holders of such shares of Common Stock on such date and at such time.

(d)                                 Adjustment to Conversion Price for Stock Splits, Combinations, Dividends and Distributions.

(i)                                     Stock Splits and Combinations. In the event the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, in the event the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this Section 4(d)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)                                  Dividends and Distributions of Common Stock. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend on other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(y) the denominator of which shall be the Total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(ii) as of the time of actual payment of such dividends or distributions.

(iii)                                    Other Dividends and Distributions. In the event the Corporation at anytime or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 4 with respect to the rights of holders of the Preferred Stock.

(e)                                  Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 4(d), or a reorganization, merger, consolidation or sale of assets provided for in Section 3), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment in this Section 4.

(f)                                    No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock that by its terms is convertible against impairment.

(g)                                 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the rime in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would he received upon the conversion of the Preferred Stock.

(h)                                 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred

Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(i)                                     Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock. If the Conversion Price of the Preferred Stock is at any time less than the par value of the Common Stock, the Corporation shall cause to be taken such action (whether by lowering the par value of the Common Stock, by converting the Common Stock from par value to no par value, or otherwise) as will permit the conversion of the Preferred Stock without any additional payment by the holder thereof and the issuance of the Common Stock, which Common Stock, upon issuance, will he fully paid and non assessable.

Section 5. Voting Rights. In addition to the voting rights required by the laws of the State of Delaware and provided by Section 7, the holders of shares of Preferred Stock, shall vote, as a single class with all other stockholders of the Corporation, on all matters voted on by the stockholders of the Corporation, with each such holder of Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares would then be convertible. Except as set forth herein, or as otherwise provided by law, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except as provided by Section 7 and to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 6. Dividend Rights. The holders of the outstanding Preferred Stock shall he entitled to receive, pari passu with the holders of the Common Stock, dividends (whether in the form of cash, stock (other than Common Stock), evidences of indebtedness or other property) declared and paid on shares of the Common Stock, based on the number of shares of Common Stock into which the Preferred Stock is convertible. The holders of Preferred Stock shall not be entitled to receive any dividends except as provided in the previous sentence.

Section 7. Covenants. (a) So long as any of the shares of Founders’ Preferred Stock authorized hereby shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than a majority of such outstanding shares of Founders’ Preferred Stock (voting together as it single class):

(i)                                     amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation (including this Certificate of Designations) or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

(ii)                                  reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

(iii)                               create or issue any securities of the Corporation which have equity features and which rank on a parity with or senior to the Preferred Stock upon payment of dividends or upon liquidation or other distribution of assets;

(iv)                              enter into any acquisition, by way of asset acquisition, stock acquisition, merger, recapitalization or similar transaction, of another business enterprise, other than the acquisition of Kenan Transport Company; or

(v)                                 approve a transaction contemplated by Section 3 hereof.

provided, however, that the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than a majority of the Series D Preferred Stock:

(i)                                     amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation (including this Certificate of Designations) or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred Stock;

(ii)                                  reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series D Preferred Stock; or

(iii)                               create or issue any securities of the Corporation which have equity features and which rank on a parity with or senior to the Series D Preferred Stock upon payment of dividends or upon liquidation or other distribution of assets;

(b)                                 The Corporation shall not issue any shares of Series D Preferred Stock except in accordance with the terms of that certain “Warrant Purchase Agreement to be entered into among the Corporation and Massachusetts Mutual Lift Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors and RSTW Partners III, L.P.

Section 8. Status of Converted or Reacquired Stock. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, and any shares of Preferred Stock converted pursuant to Section 4 hereof, shall be retired and cancelled promptly after the acquisition or conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

SECOND: That said determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock was duly made by the Board of Directors pursuant to the provisions of the Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended.

IN WITNESS WHEREOF, KTC/AMG Holdings Corp. has caused this Certificate to be executed this 27th day of April, 2001.

Attest:	KTC/AMG HOLDINGS CORP.

/s/ Carl H.Young	/s/ Dennis A. Nash
By: Carl H.Young	By: Dennis A. Nash
Title: Secretary	Title: President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KTC/AMG HOLDINGS CORP.

KTC/AMG Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

FIRST:           That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting, duly adopted resolutions proposing an amendment to the Certificate of Incorporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that it is proposed and declared advisable that Article First of the Certificate of Incorporation of the Corporation be amended and restated immediately following the Corporation’s acquisition of Advantage Management Holdings Corp. and Kenan Transport Company to read in its entirety as follows:

“FIRST:                          The name of the Corporation is The Kenan Advantage Group, Inc.”

SECOND:                                            That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the holders of a majority of the outstanding capital stock of the Corporation consented in writing to the proposed amendment in accordance with the provisions of Section 228 of the GCL and written notice has been given to the stockholders who did not consent to such amendment in accordance with said Section 228.

THIRD:                                                          The amendment of the Certificate of Incorporation herein certified was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.

Dated: April 30th, 2001	KTC/AMG HOLDINGS CORP.

	By:	/s/ Dennis A. Nash

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/30/2001
010207027 - 3348399